UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 25, 2019

ADAMIS PHARMACEUTICALS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-26372	82-0429727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11682 El Camino Real, Suite 300 San Diego, CA		92130
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 997-2400

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ADMP	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement.

See the description in Item 5.02 below of the indemnity agreements and the stock appreciation rights agreements between the Company and the new directors of the Company discussed below.

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)       Appointment of Directors

On August 26, 2019, the board of directors (the “Board”) of Adamis Pharmaceuticals Corporation (the “Company”) increased the authorized number of directors constituting the Board and appointed Howard C. Birndorf and Roshawn Blunt as non-employee, independent members of the Board.

Mr. Birndorf is a biotechnology entrepreneur and one of the founders of the biotech industry in San Diego, California. Mr. Birndorf co-founded the monoclonal antibody company Hybritech in 1978, which was subsequently acquired by Eli Lilly and Company in 1986. He has founded or co-founded a number of other companies including Gen-Probe, IDEC Pharmaceuticals (which merged with Biogen to form Biogen-Idec), and Ligand Pharmaceuticals. Mr. Birndorf was also involved in the formation of Gensia (Sicor), and was a director of Neurocrine Biosciences. He was the founder and co-chair of the Coalition for 21st Century Medicine and was a co-founder, Chairman and Chief Executive Officer of Nanogen, Inc. Mr. Birndorf received his B.A. in Biology from Oakland University, an M.S. in Biochemistry from Wayne State University, and has received honorary Doctor of Science degrees from Oakland University and Wayne State University.

Ms. Blunt has more than 20 years of experience in the biopharmaceutical and medical device industries. In 2010, Ms. Blunt founded and currently is managing director of 1798 Consultants, which is a national healthcare consulting firm focused on educating and developing strategies for clients to address healthcare compliance, reimbursement, health policy and patient access issues. She began her pharmaceutical career at The Boston Consulting Group, working primarily on cases in the healthcare industry. She has held a variety of strategic reimbursement and commercialization positions of increasing importance at Amgen, Inc. including involvement in the marketing of Aranesp and acting as global government affairs director in the company’s Washington DC office. Ms. Blunt was also the first global director of health economics and reimbursement for Biosense Webster, a Johnson & Johnson company. Prior to starting 1798 Consultants, she was vice president of strategy, planning, and communication at Long Beach Memorial Center and Miller Children’s Hospital. Ms. Blunt graduated from Princeton University, where she received her A.B. from the Woodrow Wilson School of International and Public Policy. She earned her M.B.A. from Kellogg School of Management at Northwestern University.

Mr. Birndorf and Ms. Blunt have been appointed to the Nominating and Governance Committee, Compensation Committee, and Audit Committee of the Board.

In connection with their appointment as directors of the Company, each of Mr. Birndorf and Ms. Blunt was granted a stock appreciation right (the “SAR”). Each SAR provides for a reference price equal to the fair market value of the common stock of the Company of the date of grant of the SAR, and a reference number of shares equal to 50,000 shares. The SAR vests monthly in equal installments over a period of three years from the grant date, subject to the recipient providing continuous service to the Company. The SAR has a term of seven years. The vested portion of the SAR may be exercised and settled only in cash. Upon settlement, the Company will pay to the recipient an amount of cash equal to the difference between the fair market value of the common stock on the date of exercise and the initial reference price, multiplied by the number of shares as to which the SAR is being exercised. In the event of a change of control of the Company before the SAR is fully vested, vesting is accelerated. In the event of the recipient’s termination of continuous service to the Company, the SAR is exercisable for 12 months after the date of termination of service.

Pursuant to the Company’s policies regarding compensation for non-employee directors, each of Mr. Birndorf and Ms. Blunt will be entitled to receive directors fees pursuant to the Company’s policies for non-employee directors. Each director is also entitled to reimbursement of reasonable expenses incurred in connection with Board-related activities. Each such director will also enter into the Company’s form of indemnification agreement for directors.

(b)       Resignation of Directors

On August 25, 2019, Robert Rothermel, a director of the Company and a members of the Audit Committee, Compensation Committee and Nominating and Governance Committee, notified the Company that for personal reasons, effective as of the close of business on August 26, 2019, he was resigning as a director of the Company and all subsidiaries, and that his resignation was not because of any disagreement with the Company on any matter relating to the Company’s operations, policies, practices or financial statements.

Item 9.01	Financial Statements and Exhibits.

(d)

Exhibits.

None.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMIS PHARMACEUTICALS CORPORATION

Dated: August 26, 2019	By:	/s/ Robert O. Hopkins
	Name:	Robert O. Hopkins
	Title:	Chief Financial Officer